Exhibit 99.B(23)(i)

May 1, 2009

The Motley Fool Trusts Trust

2000 Duke Street

Suite 175

Alexandria, VA 22314

Ladies and Gentlemen:

We have acted as counsel to The Motley Fool Funds Trust (the “Trust”), a statutory trust organized under the laws of the State of Delaware, in connection with the registration of shares of the Trust (“Shares”) under the Securities Act of 1933, as amended (the “1933 Act”).

In such capacity, we have reviewed the Trust’s registration statement on Form N-1A under the 1933 Act and the Investment Company Act of 1940, as amended, as filed by the Trust with the Securities and Exchange Commission (File No. 333-156770) (the “Registration Statement”) and have reviewed Pre-Effective Amendment No. 1 thereto, which was filed on April 10, 2009.  We have also reviewed a draft of Pre-Effective Amendment No. 2 to the Registration Statement, substantially in the form which is expected to be filed on or about May 1, 2009.  We are familiar with the actions taken by the Trust and its Board of Trustees in connection with the organization of the Trust and the proposed issuance and sale of Shares, including, but not limited to, the adoption of a resolution authorizing the offer and issuance of Shares in the manner described in the prospectus contained in the Registration Statement (the “Prospectus”).  In addition, we have examined and are familiar with the Trust’s certificate of trust and declaration of trust, as in effect on the date hereof, and such other documents as we have deemed relevant to the matters referred to in this opinion.

We have examined such Trust records, certificates and other documents and reviewed such questions of law as we have considered necessary or appropriate for purposes of rendering this opinion.  In our examination of such materials, we have assumed the genuineness of all signatures and the conformity to the original documents of all copies submitted to us.  As to certain questions of fact material to our opinion, we have relied upon statements of officers of the Trust and upon representations of the Trust made in the Registration Statement.

Based upon the foregoing, we are of the opinion that Shares, when issued and sold in the manner described in the Prospectus, will be legally issued, fully paid and non-assessable.

We are attorneys licensed to practice only in the State of New York.  The foregoing opinion is limited to the Federal laws of the United States and the Delaware Statutory Trust Act of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement and to the references to us therein as counsel to the Trust.

Very truly yours,

/s/ Schulte Roth & Zabel LLP